UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): March 30, 2008
LAM RESEARCH CORPORATION
(Exact name of registrant as specified in its charter)
Delaware
(State or Other Jurisdiction of Incorporation)

0-12933 (Commission File Number)	94-2634797 (IRS Employer Identification Number)
4650 Cushing Parkway
Fremont, California 94538
(Address of principal executive offices including zip code)
(510) 572-0200
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Item 8.01 Other Events.
SIGNATURES

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) See Item 8.01 below for information related to compensation arrangements for certain executive officers of Lam Research Corporation (the “Company”).

Item 8.01	Other Events.
409A Liability
     As disclosed in the Company’s Form 10-K for the year ended June 24, 2007, filed on March 31, 2008, a special committee of the Company’s Board of Directors (the “Independent Committee”) concluded its voluntary review into the historical stock option granting process followed by the Company. As a result of that review and conclusions reached by the Company, on March 30, 2008 the Board of Directors of the Company (“Board”) authorized the Company (i) to satisfy the potential Internal Revenue Code Section 409A liability to current and past employees arising as a result of their exercise of misdated stock options, which vested after December 31, 2004, in 2006 or 2007 (“misdated options”) and, as applicable, similar state tax laws, inclusive of applicable penalties and interest (collectively, the “409A Liability”), and (ii) if necessary, to compensate such employees for the additional tax liability associated with the Company’s assumption of the 409A Liability (“gross-up payment”).
     The Board currently expects that the cash cost to the Company to satisfy all 409A Liabilities, inclusive of the gross-up payments, will be in the range of $50 million to $55 million.
     The table below lists the estimated cost to the Company to satisfy the 409A Liabilities and the gross-up payments for our executive officers who exercised misdated options. It also presents the additional financial statement compensation expense incurred by the Company for those misdated options; i.e. the difference between the exercise price assumed on the date of the original grant and the closing price of our common stock on the new measurement date determined by the Independent Committee and the Company. Unlike the financial statement compensation expense, the estimated 409A Liability is calculated on the entire amount of income recognized by the executive as a result of the exercise of the misdated options, not just on the difference between the exercise price assumed on the date of the original grant and the closing price of our common stock on the new measurement date determined by the Independent Committee and the Company.

		Estimated Cash 409A Liability,	Non-Cash Compensation
		including gross-up	Expense to the Company
Name	Title	$ million	$ million
Stephen G. Newberry	President and Chief Executive Officer	$10.3	$0.3
Richard A. Gottscho	Group VP & General Manager, Etch Businesses	$0.5	$0.1
Abdi Hariri	Group VP Customer Support Business Group	$0.2	$0.03
Thomas J. Bondur	Vice President, Global Field Operations	$0.1	$0.01
     The 409A Liability inclusive of the gross-up payment for Mr. Newberry relates to his new-hire option grant of August 12, 1997, a portion of which vested after December 31, 2004. Mr. Newberry’s new-hire option grant provided him with the right to purchase 900,000 shares of the Company’s common stock, calculated on a post-stock-split basis, at $18.48 per share. The Independent Committee and Company determined that the proper measurement date for financial accounting purposes related to Mr. Newberry’s new hire option grant was August 29, 1997. The closing price of the Company’s common stock on August 29, 1997, was $18.83 per share. Since the aggregate exercise price of Mr. Newberry’s new hire option is less than the exercise price that would have been used if the Company had established the exercise price based upon the closing price of the Company’s common stock on the financial accounting measurement date by $312,415, a portion of Mr. Newberry’s new hire option grant is a misdated option.
     The 409A Liability inclusive of the gross-up payment for each of Messrs. Gottscho, Hariri and Bondur relate to misdated options issued in connection with the 2002 annual grant to executives that occurred on February 27, 2002, as part of the Company’s customary executive compensation practices, and in the case of Messrs. Hariri and Gottscho, a portion of the 409A Liability relates to a misdated stock option made pursuant to the Company’s Executive Pay Reduction Program.

NASDAQ Compliance
     On April 1, 2008, the Company received a letter from the NASDAQ Stock Market, Inc (“NASDAQ”) advising that the NASDAQ Listing and Hearing Review Council, after consultation with NASDAQ Listing Qualification staff, has determined that the Company has demonstrated compliance with NASDAQ’s filing requirements under the NASDAQ Marketplace Rules. This determination was based on the Company having filed on March 31, 2008 its Annual Report on Form 10-K for the year ended June 24, 2007, Quarterly Report on Form 10-Q for the quarter ended September 23, 2007 and Quarterly Report on Form 10-Q for the quarter ended December 23, 2007. Consequently, the matter has been closed and the Company’s securities will continue to be listed on the NASDAQ Global Select Market.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: April 2, 2008

LAM RESEARCH CORPORATION
By:	/s/ Martin B. Anstice
Martin B. Anstice
Senior Vice President, Chief Financial Officer and Chief Accounting Officer